EXHIBIT 10.18
HILL-ROM HOLDINGS, INC.
STOCK AWARD
(EFFECTIVE <date>)
1. Purpose. The purpose of the Hill-Rom Holdings, Inc. Stock Award (hereinafter called the “Award”), which is granted under the Hill-Rom Holdings, Inc. Stock Incentive Plan (the “Plan”), is to promote profitability and growth of Hill-Rom Holdings, Inc. (the “Company”) by offering an incentive payable in Company common stock to <Name> (the “Employee”) who contributes to such profitability and growth.
2. Amount of Award. The Company shall cause an account to be established in the name of the Employee (“Deferred Stock Account”), which shall be assumed to be invested in <Units> shares (“Initial Deferred Stock Award”) of common stock, no par value of the Company (“Common Stock”). The Initial Deferred Stock Award represents the number of shares of Common Stock that would be earned if all Performance Goals (defined below) were attained at the “Target” performance level, as described in Section 3. No actual shares of Common Stock shall be held in the Deferred Stock Account, and the number of shares of Common Stock maintained in the Deferred Stock Account (“Deferred Stock”) shall be a book entry which states the number of shares of Common Stock the Employee would have a right to receive in accordance with the terms of this Award. Any stock dividends, stock splits and other similar rights inuring to Common Stock shall be assumed to inure to the Deferred Stock, which may increase or decrease the number of shares of Deferred Stock in the Deferred Stock Account. The Initial Deferred Stock Award plus any increases or less any decreases due to stock dividends, stock splits and any other similar rights inuring to Common Stock as set forth in the two immediately preceding sentences shall herein after be referred to as the “Deferred Stock Award.”
3. Earned Deferred Stock. The Deferred Stock Award will become “Earned Deferred Stock” in accordance with the Company’s attainment of certain performance goals as described herein (“Performance Goals”). With respect to each of three one-year “Performance Periods” (as defined below), the Compensation and Management Development Committee of the Company’s Board of Directors (the “Committee”) will establish Performance Goals no later than seventy-five (75) days after the first day of each such Performance Period and will communicate the Performance Goals in writing to the Employee. The Performance Periods are as follows:

First Performance Period:	October 1, 2009 through September 30, 2010
Second Performance Period:	October 1, 2010 through September 30, 2011
Third Performance Period:	October 1, 2011 through September 30, 2012

With respect to the Performance Goals for each Performance Period, the Committee will establish “Threshold,” “Target,” and “Maximum” performance levels. At the end of each Performance Period, the Committee will determine the extent to which the Performance Goals for such Performance Period have been satisfied, and a percentage of the Deferred Stock Award (rounded up to the nearest whole share) will become Earned Deferred Stock in accordance with the following schedule:

Percentage of Deferred Stock Award
Performance Level	Becoming Earned Deferred Stock

Below Threshold	0%
Threshold	16.7%
Target	33.3%
Maximum	66.7%
If, as a result of performance during the Second and/or Third Performance Periods, the amount of the Deferred Stock Award that should become Earned Deferred Stock in accordance with the foregoing schedule exceeds the actual Deferred Stock Award, the Committee, in its discretion, may increase the Deferred Stock Award to an amount that equals the Earned Deferred Stock, and any such additional Deferred Stock Award shall immediately be Earned Deferred Stock. If the Committee does not increase the Deferred Stock Award, the Earned Deferred Stock shall be limited to the amount of the Deferred Stock Award.
4. Vested Deferred Stock.
(a) If the Employee’s employment with the Company or any of its Subsidiaries (as defined in the Plan) continues uninterrupted from the effective date of this Award through the last day of the Third Performance Period, any Earned Deferred Stock on such date shall be non-forfeitable (“Vested Deferred Stock”). In addition, any portion of the Deferred Stock Award that becomes Earned Deferred Stock as a result of performance during the Third Performance Period shall become Vested Deferred Stock on the date that the Committee determines the extent to which the Performance Goals for such Performance Period have been satisfied, regardless of whether the Employee remains employed until the date of such determination; provided, however, that to the extent that any portion of such Earned Deferred Stock constitutes an additional Deferred Stock Award authorized by the Committee in accordance with Section 3, such portion shall become Vested Deferred Stock on the date of such authorization by the Committee, regardless of whether the Employee remains employed until the date of such authorization. Any fractional shares of Vested Deferred Stock shall be rounded up to the next whole share of Vested Deferred Stock.
(b) Except as otherwise provided herein, any Deferred Stock maintained in the Deferred Stock Account which is not Vested Deferred Stock shall, upon the Employee’s termination of employment, be forfeited by the Employee without the payment of any consideration or further consideration by the Company, and neither the Employee nor any successors, heirs, assigns, or legal representatives of the Employee shall thereafter have any further rights or interest in such forfeited Deferred Stock.

(c) Notwithstanding the foregoing, Earned Deferred Stock shall become Vested Deferred Stock upon the termination of the Employee’s employment with the Company, one of its Subsidiaries (as defined in the Plan) or one of their respective divisions by reason of: (i) retirement after (A) the day after the first anniversary date of the effective date of this Award, and (B) attaining age fifty-five (55) and completion of five (5) years of employment (“Retirement”), (ii) disability, as determined by the Committee, (iii) death, or (iv) an involuntary termination by the Company or a Subsidiary (as applicable, the “Employer”) other than for “Cause” (as defined below). In addition, with respect to the Performance Period during which occurs the Employee’s Retirement or termination of employment by reason of disability or death, a pro rata portion (based on the number of days of the Employee’s employment during the Performance Period) of the Deferred Stock Award that would have become Earned Deferred Stock for such Performance Period, if any, shall become Vested Deferred Stock at the time set forth in paragraph (a) of this Section 4 applied as if such Performance Period were the Third Performance Period.
For purposes of this Agreement, “Cause” shall mean the Employer’s good faith determination that the Employee has:
(i) acted with gross neglect or willful misconduct in the discharge of the Employee’s duties and responsibilities or refused to follow or comply with the lawful direction of the Employer or the terms and conditions of any applicable employment agreement, providing such refusal is not based primarily on the Employee’s good faith compliance with applicable legal or ethical standards;
(ii) acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude or is otherwise illegal and involves conduct that has the potential, in the Employer’s reasonable opinion, to cause the Company, a Subsidiary, its officers or its directors embarrassment or ridicule;
(iii) violated a material requirement of any Company or Subsidiary policy or procedure, specifically including a violation of the Company’s Code of Ethics or Associate Policy Manual;
(iv) disclosed without proper authorization any trade secrets or other confidential information;
(v) engaged in any act that, in the reasonable opinion of the Employer, is contrary to its best interests or would hold the Company, a Subsidiary, its officers or directors up to probable civil or criminal liability, provided that, if the Employee acts in good faith in compliance with applicable legal or ethical standards, such actions shall not be grounds for termination for Cause; or
(vi) engaged in such other conduct recognized at law as constituting Cause.

(d) Earned Deferred Stock shall become Vested Deferred Stock upon the occurrence, after the day after the first anniversary date of the effective date of this Award, of (i) a Change in Control (as defined in Section 14.2 of the Plan), or (ii) a sale, transfer or disposition of substantially all of the assets or capital stock of a Subsidiary (as defined in the Plan) or division of the Company or one of its Subsidiaries individually or collectively for whom the Employee is employed at the time of such Change in Control, sale, transfer or disposition. Notwithstanding anything herein to the contrary, the distribution by the Company to Company shareholders of any or all of the shares of common stock of any of its Subsidiaries (“Distribution”) shall not constitute an event causing Deferred Stock to become Vested Deferred Stock as described in the preceding sentence. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and/or any of its Subsidiaries shall not be considered terminations of employment. For purposes of this Agreement and the Plan, the Committee shall have absolute discretion to determine the date and circumstances of termination of the Employee’s employment, and its determination shall be final, conclusive and binding upon the Employee. Notwithstanding anything herein to the contrary, the transfer of the Employee’s employment from the Company to any of its Subsidiaries or from one of the Company’s Subsidiaries to the Company or another of the Company’s Subsidiaries in connection with a Distribution or disposition shall not constitute a termination of employment for purposes of this Agreement, and the Employee’s employment will be deemed to continue for purposes of this Agreement until otherwise terminated as provided herein. In particular, if the Employee transfers employment from the Company to any of its Subsidiaries or from one of the Company’s Subsidiaries to the Company or another of the Company’s Subsidiaries in connection with or in anticipation of a Distribution, or disposition, such transfer of employment shall not constitute a termination of employment for purposes of this Agreement, and the Employee’s employment will be deemed to continue for purposes of this Agreement until otherwise terminated as provided herein.
In consideration of the grant of this Award, the Employee hereby agrees and acknowledges that any provisions in an Employment Agreement and/or a Change In Control Agreement between the Employee and the Company related to the vesting of awards granted under the Plan shall not apply and have no effect with respect to this Award, and that the vesting of this Award upon a Change in Control shall be governed solely by this Agreement.
5. Delivery of Shares. The Company shall deliver to the Employee shares of Common Stock equal in number to the number of shares of Vested Deferred Stock. The shares of Common Stock delivered to the Employee shall be from shares held by the Company as treasury stock or from shares of Common Stock acquired by the Company in the open market. Subject to the Employee’s election to defer, all shares of Common Stock to be delivered to the Employee shall be delivered as soon as administratively possible after the day on which such shares become Vested Deferred Stock, but no later than the 15th day of the third month following the end of the calendar year in which such shares become Vested Deferred Stock. Notwithstanding anything herein to the contrary, with respect to any shares that become Earned Deferred Stock after the date the Employee becomes eligible for Retirement (as described in Section 4(c)) and on or before the earlier to occur of (A) the last day of the Third Performance Period or (B) the date of the Employee’s Retirement, such shares shall not be delivered until the earliest to occur of: (i) the last day of the Third Performance Period, (ii) the date of the Employee’s termination of employment (subject to the last sentence of this paragraph), or (iii) a Change in Control (but only if the event constituting a Change in Control satisfies the requirements for a distribution under Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (“Code”) (a “409A Change in Control”)). Shares that become deliverable in accordance with the immediately preceding sentence may be delivered at any time within ninety (90) days after the event that triggers delivery, provided that the Employee will have no right to designate the calendar year in which the shares will be delivered. With respect to any shares that become Earned Deferred Stock after the date the Employee becomes eligible for Retirement and after the earlier to occur of (A) the last day of the Third Performance Period or (B) the date of the Employee’s Retirement, such shares shall be delivered in accordance with the third sentence of this paragraph. Notwithstanding the foregoing, if shares become deliverable by reason of the Employee’s separation from service and at the time of the Employee’s separation from service the Employee is a “specified employee” as defined in Section 409A of the Code, then the shares of Common Stock to be delivered shall be delivered on the date which is six months after the date of the Employee’s separation from service.

6. Administration of the Award. The Committee shall administer the Award. The Committee shall have complete and full discretion in the administration and interpretation of the terms of the Award.
7. Right to Defer Payment of Award.
(a) Election to Defer Award. The Employee may elect to defer payment of the Award otherwise due on the date shares become Vested Deferred Stock by completing a written election and delivering such election to the Company at least one year prior to such date; provided however, that the completion of such written election and the delivery of such election may be at an earlier date as determined by the Committee or required by law to insure the validity of such deferral. The Employee may not defer payment for a period that is shorter than five (5) years after the date the shares become Vested Deferred Stock. Notwithstanding the foregoing, with respect to any shares that become Vested Deferred Stock after the date the Employee has attained age fifty-five (55) and completed five (5) years of employment, the Employee may elect to defer payment of the Award to the later of a 409A Change in Control or a date which is at least five (5) years after the date of the Employee’s termination of employment, provided the Employee makes the election at least one year prior to the date of the Employee’s termination of employment, and the election will not take effect until the one-year anniversary of the date on which the election is made. At the end of the deferral period elected by the Employee (or within a certain period of time after the last day of the deferral period as determined by the Committee or required by law to insure the validity of the deferral), the Company, subject to Sections 9, 10 and 11, shall deliver to the Employee shares of Common Stock equal in number to the number of Vested Deferred Stock held in the Employee’s Deferred Stock Account.
(b) Financial Hardship. A withdrawal from the Employee’s Deferred Stock Account of Vested Deferred Stock shall be permitted prior to the termination of the deferral period in the event that the Employee experiences an “unforeseeable emergency” as such term in defined Section 409A(a)(2)(B)(ii) of the Code and the regulations issued thereunder. The Employee must apply to the Committee for an unforeseeable emergency withdrawal and demonstrate that the circumstances being experienced were not under the Employee’s control and constitute a real emergency, which is likely to cause a severe financial hardship. The Committee shall have the authority to require such medical or other evidence as it may need to determine the necessity for the Employee’s withdrawal request. If such application for withdrawal is permitted, the amount of such withdrawal shall be limited to an amount reasonably necessary to satisfy the emergency need, and the Committee must take into account any additional compensation available. If the Employee makes a withdrawal, the amount of the Employee’s Deferred Stock Account under this Award shall be proportionately reduced to reflect the withdrawal. Also, the withholding requirements described in Section 11 shall also be effected before the withdrawal. Notwithstanding anything in this Section 4(b) to the contrary, any withdrawal for any unforeseeable emergency must comply with Section 409A(a)(2)(B) of the Code.

8. No Rights as Stockholder. The Employee shall have no rights as a stockholder with respect to any shares of Common Stock covered by this Award until shares of Common Stock are delivered to the Employee. Until such time, the Employee shall not be entitled to dividends (except where the Employee’s Deferred Stock Account is adjusted for stock dividends pursuant to Section 2) or to vote at meetings of the stockholders of the Company.
9. Compliance With Securities Laws. Prior to the receipt of any certificates for shares of Common Stock pursuant to this Award, the Employee (or the Employee’s beneficiary or legal representative upon the Employee’s death or disability) shall enter into such additional written representations, warranties and Awards as the Company may reasonably request in order to comply with applicable securities laws or with this Award.
10. Stock Ownership Guidelines. The Employee (or the Employee’s beneficiary or legal representative upon the Employee’s death or disability) shall be bound by the “Stock Ownership Guidelines” of the Company as may be in effect from time to time.
11. Withholding. Any payment of Common Stock under this Award shall be subject to applicable federal and state withholding requirements. Hence, unless the Employee delivers a check to the Company equal to the required withholding, the number of shares distributed shall be reduced to meet the Employee’s applicable withholding requirements.
12. Designation of Beneficiary. The Employee shall be permitted to provide to the Committee a beneficiary designation for receipt of his or her Award after death. If the Employee fails to designate a beneficiary, or if the designated beneficiary predeceases the Employee, the Award shall be paid to the deceased Employee’s spouse, if living, or if such spouse is not living, to the deceased Employee’s estate.
13. Adjustments. In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure occurring after the effective date of this Award affecting the Common Stock subject to this award, the Board of Directors of the Company shall adjust the number and kind of shares of Common Stock subject to this Award so as to maintain the proportionate number of shares subject to this award, and such adjustment shall be conclusive and binding upon the Employee and the Company.

14. Non-Transferability.
(a) The Deferred Stock, the Deferred Stock Account and the Vested Deferred Stock may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered and no such sale, assignment, transfer, exchange, pledge, hypothecation, or encumbrance, whether made or created by a voluntary act of the Employee or any agent of the Employee or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company, its successors or any agent thereof.
(b) No amounts payable under the Award shall be transferable by the Employee other than by his designation of a beneficiary pursuant to Section 12. The amounts payable under the Award shall be exempt from the claims of creditors of the Employee and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.
15. Amendments to Award. The Award may only be modified upon the mutual agreement of the Company and the Employee.
16. Source of Benefit Payments. The payment of the Award to the Employee shall be paid solely from the general assets of the Company. Until the actual delivery of the shares of Common Stock, the Employee shall not have any interest in any specific assets of the Company, including shares of Common Stock, under the terms of the Award. The Award shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind, or a fiduciary relationship between the Employee and the Company. Until such time of payment, no shares of the Common Stock shall be set aside by the Company for the Award.
17. Successors and Assigns.
(a) This Award is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee except by will or the laws of descent and distribution. This Award shall inure to the benefit of and be enforceable by the Employee’s guardian and legal representatives.
(b) This Award shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Award in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
18. Award Subject to Plan. This Award is subject to the terms of the Plan. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference. In the event of a conflict between any terms and provisions contained herein and the terms or provisions of the Plan, the applicable terms or provisions of the Plan will govern and prevail.

19. Governing Law. This Award shall be governed by and construed in accordance with the internal laws of the State of Indiana without reference to principles of conflict of laws. The captions of this Award are not part of the provisions hereof and shall have no force or effect. This Award may not be amended or modified except by a written Award executed by the parties hereto or their respective successors and legal representatives.
20. Severability. The invalidity or unenforceability of any provision of this Award shall not affect the validity or enforceability of any other provision of this Award.
21. No Waiver. The failure of the Employee or the Company to insist upon strict compliance with any provision of this Award or the failure to assert any right the Employee or the Company may have under this Award shall not be deemed to be a waiver of such provision or right or any other provision or right of this Award.
22. Entire Award. The Employee and the Company acknowledge that this Award supersedes any prior agreement between the parties with respect to the subject matter of this Award.
23. Counterparts. This Award may be executed in counterparts, which together shall constitute one and the same original.
Effective Date: <date>

HILL-ROM HOLDINGS, INC.
By:
John H. Dickey
Senior Vice President, Human Resources

Accepted:
<Name>